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                                                                    EXHIBIT 12.1


                              ALASKA AIRLINES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)


                                                           2004           2003            2002            2001           2000
                                                           ----           ----            ----            ----           ----
Earnings:
Income (loss) before income tax expense (benefit)
and accounting change                                  $ (27,000)      $  11,838       $ (87,368)      $ (16,421)      $(20,079)

Less: Capitalized interest                                (1,099)         (1,484)         (2,051)         (7,459)       (13,799)
Add:
Interest on indebtedness                                  44,136          45,164          46,261          47,432         36,043
Amortization of debt expense                                 944             916             815             695            322
Amortization of capitalized interest                       4,811           4,990           4,993           5,013          4,736
Portion of rent under long-term
  operating leases representative
  of an interest factor                                   70,493          66,590          65,896          64,161         62,691
                                                       ---------       ---------       ---------       ---------       --------

Earnings Available for Fixed Charges                   $  92,285       $ 128,014       $  28,546       $  93,421       $ 69,914
                                                       =========       =========       =========       =========       ========


Fixed Charges:
Interest on indebtedness                                  44,136          45,164          46,261          47,432         36,043
Amortization of debt expense                                 944             916             815             695            322
Portion of rent under long-term
  operating leases representative
  of an interest factor                                   70,493          66,590          65,896          64,161         62,691
                                                       ---------       ---------       ---------       ---------       --------

Total Fixed Charges                                    $ 115,573       $ 112,670       $ 112,972       $ 112,288       $ 99,056
                                                       =========       =========       =========       =========       ========

Ratio of Earnings to Fixed Charges                          0.80            1.14            0.25            0.83           0.71
                                                       =========       =========       =========       =========       ========

Coverage deficiency                                    $  23,288              --       $  84,426       $  18,867       $ 29,142
                                                       =========       =========       =========       =========       ========